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                                                                    Exhibit 21.1

                          EMPRESS ENTERTAINMENT, INC.
                             LIST OF SUBSIDIARIES

Company Name                                State of Formation  Type of Entity
------------                                ------------------  --------------
Empress Casino Hammond Corporation          Indiana             Corporation
Empress Casino Joliet Corporation           Illinois            Corporation
Empress River Casino Finance Corporation    Delaware            Corporation
Hammond Residential, L.L.C.                 Indiana             Limited Liability Company
Empress Opportunities, Inc.                 Delaware            Corporation
Empress Racing, Inc.                        Delaware            Corporation
Empress Mississippi, Inc.                   Delaware            Corporation